Exhibit 99.2

Email to non-customer partners/vendors

CSRA has entered into a definitive agreement to be acquired by General Dynamics. This represents the next phase in CSRA’s journey and Next Gen strategy to “Think Next. Now.”

Our market continues to shift toward megadeals like Greenway, milCloud2.0, VA Managed Services, and multi-billion dollar procurements. As a result, this makes scale even more critical to pursue megadeals and continue investing in Next Gen technology that transforms the mission.

The combination of CSRA and GDIT will be $9.9 billion and approximately 45,000 employees strong, with access to the footprint and resources of a $35 billion company.

For our customers, this offers greater integration of mission and IT capabilities.

For our employees, this offers access to career opportunities across a broad portfolio of customers and capabilities that bring us closer to the mission.

For you, our partner, this offers greater depth of technical and domain knowledge across key markets.

The transaction is expected to be completed in the first half of 2018. In the meantime, we remain focused on continuing to serve our customers with your support. And, during this interim period, CSRA and GDIT are required to operate as separate companies.

Once integration efforts begin, we will share more about how we will bring the companies together seamlessly to serve our customers and their missions.

Important Information for Investors and Stockholders

The tender offer referenced in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities. The offer to purchase shares of CSRA common stock will only be made pursuant to an offer to purchase and related tender offer materials. At the time the tender offer is commenced, Red Hawk Enterprises Corp., a wholly-owned subsidiary of General Dynamics (“Merger Sub”), and General Dynamics will file a tender offer statement on Schedule TO and thereafter CSRA will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the U.S. Securities and Exchange Commission (the “SEC”) with respect to the tender offer. The tender offer materials (including the offer to purchase, a related letter of transmittal and other tender offer documents) and the Solicitation/Recommendation statement on Schedule 14D-9 will contain important information and CSRA stockholders are urged to read these documents carefully when they become available before making any decision regarding tendering their shares of CSRA common stock. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free on the Company’s website at www.CSRA.com.

In connection with the potential merger, CSRA would expect to file a proxy statement with the SEC, as well as other relevant materials in connection with the proposed transaction pursuant to the terms of the Agreement and Plan of Merger dated February 9, 2018, among General Dynamics, Merger Sub and CSRA. The materials to be filed by CSRA will be made available to

CSRA’s investors and stockholders at no expense to them and copies may be obtained free of charge on CSRA’s website at www.CSRA.com. In addition, all of those materials will be available at no charge on the SEC’s website at www.sec.gov. Investors and stockholders of CSRA are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed merger because they contain important information about the merger and the parties to the merger.

CSRA and its directors, executive officers, other members of its management and employees may be deemed to be participants in the solicitation of proxies of CSRA stockholders in connection with the proposed merger under SEC rules. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of certain of CSRA’s executive officers and directors in the solicitation by reading CSRA’s proxy statement for its 2017 annual meeting of stockholders, the Annual Report on Form 10-K for the fiscal year ended March 31, 2017, and the proxy statement and other relevant materials that will be filed with the SEC in connection with the merger when they become available. Information concerning the interests of CSRA’s participants in the solicitation, which may, in some cases, be different than those of CSRA’s stockholders generally, will be set forth in the proxy statement relating to the merger when it becomes available.

Cautionary Note Regarding Forward-Looking Statements

This communication contains forward-looking statements. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. By their nature, forward-looking statements involve risks and uncertainty because they relate to events and depend on circumstances that will occur in the future, and there are many factors that could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements. Forward-looking statements include, among other things, statements about the potential benefits of the proposed transaction; the prospective performance and outlook of CSRA’s business, performance and opportunities; the ability of the parties to complete the proposed transaction and the expected timing of completion of the proposed transaction; as well as any assumptions underlying any of the foregoing.

The following are some of the factors that could cause actual future results to differ materially from those expressed in any forward-looking statements: (i) uncertainties as to the timing of the tender offer and the merger; (ii) the risk that the proposed transaction may not be completed in a timely manner or at all; (iii) uncertainties as to the percentage of CSRA’s stockholders tendering their shares in the tender offer; (iv) the possibility that competing offers or acquisition proposals for CSRA will be made; (v) the possibility that any or all of the various conditions to the consummation of the tender offer or the merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the Agreement and Plan of Merger dated February 9, 2018, among General Dynamics, Merger Sub and CSRA, including in circumstances that would require CSRA to pay a termination fee or other expenses; (vii) the effect of this communication or the pendency of the proposed transaction on CSRA’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, its business generally or its stock price; (viii) risks related to diverting management’s attention from CSRA’s ongoing business operations; (ix) the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; and (x) other factors as set forth from time to time in CSRA’s filings with the SEC, including its Form 10-K for the fiscal year ended March 31, 2017 and any subsequent Form 10-Qs, as well as the Tender Offer Statement on Schedule TO and other tender offer documents that will be filed by Merger Sub and General Dynamics. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. CSRA expressly disclaims any intent or obligation to update, supplement or revise publicly these forward-looking statements except as required by law.